UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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SEMPRA ENERGY

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC  1913  (3-99)

Sempra Energy

ANNUAL MEETING

Notice of 2003 Annual Meeting of Shareholders and Proxy Statement

2003

MAY 13

Newport Beach, California

SEMPRA ENERGY

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 13, 2003

To our shareholders:

The Annual Meeting of Shareholders of Sempra Energy will be held on Tuesday, May 13, 2003 at 10:00 a.m. at The Sutton Place Hotel, 4500 MacArthur Blvd., Newport Beach, California. The following items of business will be discussed and voted upon at the meeting:

1.	The election of four directors for a term of three years.

2.	Approval of the 2003 Executive Incentive Plan.

3.	If properly presented at the meeting, shareholder proposals regarding voting approval requirements, annual election of directors and an independent chairman of the board.

4.	Such other matters that may properly come before the meeting.

Only shareholders may attend the Annual Meeting. If your shares are registered in your name or held through our Direct Stock Purchase Plan or Employee Savings Plans, an admission ticket is attached to the enclosed proxy card. If you plan to attend the meeting, please bring this ticket with you. It will admit you and a guest or family member.

If you do not bring an admission ticket, you must establish your share ownership at our admission desk to be admitted to the meeting. If your shares are registered in your name, we will be able to verify your share ownership from the Company’s share register upon your presentation of appropriate identification. If your shares are not registered in your name (which is likely to be the case if they are held by a bank, brokerage firm, employee benefit plan or other account custodian), your name will not appear in our share register and you must present proof of beneficial share ownership (such as a brokerage account or employee benefit plan statement showing shares held in your account) and appropriate identification to our admission attendants.

To help us plan for the Annual Meeting, please check the attendance box on the enclosed proxy card if you plan to attend the meeting in person. Seating is limited and will be on a first-come, first-served basis. Doors will open at 9:00 a.m.

Thomas C. Sanger

Corporate Secretary

March 18, 2003

San Diego, California

The Board of Directors has fixed March 18, 2003 as the record date to determine shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement. Whether or not you plan to attend the Annual Meeting, please vote your shares promptly by completing and mailing the accompanying proxy or voting instruction or, if available to you, by submitting your vote over the Internet or by telephone. Please refer to “Voting Information—How You Can Vote” on page 3 of the accompanying Proxy Statement.

SEMPRA ENERGY

PROXY STATEMENT

Your Board of Directors is soliciting proxies for the Annual Meeting of Shareholders to be held on May 13, 2003. We are doing so to give all shareholders an opportunity to vote on matters to be considered at the meeting. This Proxy Statement and the accompanying proxy or voting instruction card are being mailed to shareholders beginning March 28, 2003.

ABOUT SEMPRA ENERGY

Sempra Energy, based in San Diego, is a Fortune 500 energy services holding company. Our shares are traded on the New York Stock Exchange under the symbol “SRE” and we have approximately 175,000 shareholders. Our family of companies provides a wide spectrum of value-added electric and gas products and services to a diverse range of customers. Operations are divided between delivery services, comprised of our California utility subsidiaries, and Sempra Energy Global Enterprises, our growth businesses.

Our California utility subsidiaries, Southern California Gas Company and San Diego Gas & Electric Company, serve over 21 million consumers. Natural gas service is provided throughout Southern California and portions of Central California through approximately 6.1 million meters. Electric service is provided throughout San Diego County and portions of Orange County, both in Southern California, through approximately 1.3 million meters.

Our other subsidiaries provide the following energy-related products and services:

•	Sempra Energy Resources acquires, develops and operates power plants for the competitive market.

•	Sempra Energy Trading is a wholesale trader of physical and financial energy products, including natural gas, power, crude oil and other commodities, and a trader and wholesaler of metals, serving a broad range of customers.

•	Sempra Energy International engages in energy-infrastructure projects outside the United States and has interests in companies that provide natural gas and electricity services to over 2.6 million customers in Argentina, Chile, Mexico and Peru.

•	Sempra Energy Solutions provides energy-related products and services on a retail basis, including energy efficiency engineering services, to various markets.

We are headquartered at:

101 Ash Street
San Diego, California 92101-3017

Telephone (Toll-Free)	(877) 736-7721
In San Diego	(619) 696-2034

Sempra Energy was formed in connection with a business combination of Pacific Enterprises and Enova Corporation, the parent companies of our California utility subsidiaries, in which the shareholders of the combining companies became shareholders of Sempra Energy. The combination was completed and our shares began trading in June 1998.

VOTING INFORMATION

Shares Outstanding

On March 18, 2003, our outstanding shares consisted of 209,387,585 shares of Common Stock. A majority of our outstanding shares must be represented in person or by proxy to conduct the Annual Meeting.

Voting of Shares

All registered holders of Sempra Energy Common Stock at the close of business on March 18, 2003 are entitled to vote at the Annual Meeting. Each share is entitled to one vote on each matter properly brought before the meeting. All shares represented by properly submitted proxies and voting instructions that are timely received, and not revoked or superseded, will be voted as specified.

If you properly submit a proxy or voting instruction but do not specify how your shares are to be voted, they will be voted in favor of the election of all director nominees listed on the enclosed proxy or voting instruction card and approval of the 2003 Executive Incentive Plan. They will be voted against each shareholder proposal. The proxy holders will vote at their discretion on any other matter that may properly come before the meeting.

If you own shares that are registered in your name, you may vote them by signing and returning the enclosed proxy card or by attending the Annual Meeting and voting in person. You may also vote these shares by submitting your proxy over the Internet or by telephone. Please refer to “How You Can Vote” on page 3.

If you own shares that are not registered in your name, you may vote them by instructing the registered owner to do so on your behalf. The enclosed voting instruction card will instruct the registered owner how to vote your shares. If your shares are held through a broker or bank that participates in the Internet and telephone voting programs provided by ADP Investor Communication Services, you may also submit your voting instructions over the Internet or by telephone. Please refer to “How You Can Vote” on page 3.

Shares that you own through a brokerage firm or bank are usually registered in the name of an account custodian. If you do not instruct the custodian how you want these shares to be voted by returning the enclosed voting instruction card or providing other proper voting instructions, the registered owner may be authorized to vote your shares in its own discretion on some or all of the matters to be considered at the meeting.

If you participate in the Sempra Energy Direct Stock Purchase Plan, your proxy card represents shares that you own through the plan as well as any other shares that are registered in the same name.

If you participate in our Employee Savings Plans (the Sempra Energy Savings Plan, San Diego Gas & Electric Savings Plan, Southern California Gas Company Retirement Savings Plan, Sempra Energy Trading Retirement Savings Plan and Twin Oaks Power Savings Plan) your proxy card represents the number of shares held in your plan account, as well as any other shares that are registered in the same name. The proxy card will instruct the plan trustees how to vote your plan shares. If your voting instructions are not timely received by the trustees, your plan shares will be voted in the same manner and proportion as shares for which voting instructions are received from other plan participants.

Confidential Voting

The Employee Savings Plans of Sempra Energy and its subsidiaries automatically provide for confidential voting. Other shareholders may elect that their identity and individual vote be held confidential. Confidentiality elections will not apply to the extent that voting disclosure is required by law or is appropriate to assert or defend any claim relating to shareholder voting. They also will not apply with respect to any matter for which shareholder votes are solicited in opposition to the director nominees or voting recommendations of the Board of Directors unless the persons engaged in the opposing solicitation provide shareholders with voting confidentiality comparable to that which we provide.

Required Votes

Directors are elected by a plurality of votes. Consequently, the nominees for the four director positions who receive the greatest number of votes will be elected directors. Each share is entitled to one vote for each of the four director positions, but cumulative voting is not permitted. Shares for which votes are withheld for the election of one or more director nominees will not be counted in determining the number of votes cast for those nominees.

Approval of other matters considered at the meeting requires the favorable vote of a majority of the votes cast on the matter, and the favorable majority vote must also represent more than 25% of our outstanding shares.

Under certain circumstances, brokers and other registered owners of our shares are prohibited from exercising discretionary voting authority for beneficial owners who have not provided them with voting instructions. In cases of these “broker non-votes” and in cases where the shareholder abstains from voting on a particular matter, these shares will be counted only for the purpose of determining if a quorum is present and not as votes cast on the matter.

How You Can Vote

You may vote your shares by signing the enclosed proxy or voting instruction card and returning it in a timely manner. Please mark the appropriate boxes on the card and sign, date and return the card promptly. A postage-paid return envelope is enclosed for your convenience.

If your shares are registered in your name or held through our Direct Stock Purchase Plan or Employee Savings Plans, you may also vote your shares over the Internet or by telephone. You may submit your proxy at any time (24 hours a day, seven days a week) over the Internet at the following address on the World Wide Web:

http://www.eproxyvote.com/sre

or by using a touch-tone telephone and calling the following toll-free number from anywhere in the U.S. or Canada:

1-877-779-8683

Proxies submitted over the Internet or by telephone must be received by 12:00 midnight, Eastern Standard Time, on Monday, May 12, 2003. However, proxies that include shares held in the Employee Savings Plans of Sempra Energy and its subsidiaries must be received by that time on Thursday, May 8, 2003, to provide timely instructions for voting shares held in the plans.

If your shares are held in an account at a brokerage firm or bank that participates in a voting program provided by ADP Investor Communication Services, you may submit your voting instruction at any time (24 hours a day, seven days a week) over the Internet at the following address on the World Wide Web:

http://www.proxyvote.com

or by using a touch-tone telephone and calling from anywhere in the United States, the toll-free number shown on your voting instruction card.

There may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, charged to you when you submit your proxy or voting instructions over the Internet. There are no charges to use telephone voting procedures. If you submit your proxy or voting instruction over the Internet or by telephone, you need not mail the enclosed card.

If your shares are held through a broker, bank or other account custodian that does not participate in a voting program provided by ADP Investor Communication Services, you may vote your shares only by signing and timely returning the enclosed voting instruction card or providing other proper voting instructions to the registered owner of your shares.

Your vote is important. Please vote your shares promptly

even if you plan to attend the Annual Meeting in person.

Revocation of Proxies and Voting Instructions

If you own shares that are registered in your name, you may revoke your proxy at any time before it is voted by timely submitting a written notice of revocation or a proxy bearing a later date or by attending the Annual Meeting in person and casting a ballot.

If your shares are not registered in your name, you may revoke or change your voting instructions to the registered owner of your shares only by timely providing a proper notice or other proper voting instructions to the registered owner.

ATTENDANCE AT ANNUAL MEETING

If you plan to attend the Annual Meeting and your shares are registered in your name or held through our Direct Stock Purchase Plan or Employee Savings Plans, please retain the admission ticket attached to the enclosed proxy card and bring it with you to the meeting. If you do not bring your admission ticket, you must establish your share ownership at our admission desk to be admitted. If your shares are registered in your name, we will be able to verify your share ownership from the Company’s share register upon your presentation of proper identification.

If your shares are not registered in your name (which is likely to be the case if they are held by a bank, brokerage firm, employee benefit plan or other account custodian), your name will not appear in our share register and you must present proof of beneficial share ownership (such as a brokerage or employee benefit plan statement showing shares held for your account) and proper identification at our admission desk to be admitted to the meeting.

GOVERNANCE OF THE COMPANY

Board of Directors

Sempra Energy’s business and affairs are managed under the direction of its Board of Directors in accordance with the California General Corporation Law as implemented by the Company’s Articles of Incorporation and Bylaws. Our Board of Directors also has adopted Corporate Governance Guidelines for the governance of the Company.

We keep our directors informed through various reports that we routinely send to them as well as through strategic, operating and financial presentations made at board and committee meetings by officers and others.

Shareholders who wish to suggest director candidates for consideration by the Corporate Governance Committee should write to: Corporate Secretary, Sempra Energy, 101 Ash Street, San Diego, CA 92101-3017, stating in detail the qualifications of the suggested candidates.

During 2002, the Board of Directors held eight meetings. The committees listed below assisted the board in carrying out its duties.

Committees of the Board

Audit	Compensation	Corporate Governance
James G. Brocksmith, Jr.,	Wilford D. Godbold, Jr.,	William G. Ouchi,
Chair	Chair	Chair

Herbert L. Carter	Richard A. Collato	Hyla H. Bertea
Wilford D. Godbold, Jr.	Ralph R. Ocampo	James G. Brocksmith, Jr.
William D. Jones	William G. Ouchi	Richard A. Collato
Richard G. Newman	William C. Rusnack	Richard G. Newman
William C. Rusnack	William P. Rutledge	Ralph R. Ocampo
Thomas C. Stickel		William P. Rutledge
Diana L. Walker

Executive	Technology
Stephen L. Baum,	William P. Rutledge,
Chair	Chair

James G. Brocksmith, Jr.	Stephen L. Baum
Wilford D. Godbold, Jr.	Hyla H. Bertea
William G. Ouchi	Herbert L. Carter
William P. Rutledge	William D. Jones
Thomas C. Stickel
Diana L. Walker

Audit Committee

The Audit Committee met eleven times in 2002. Its duties and responsibilities include:

•	Assisting the Board of Directors in fulfilling its oversight responsibilities for management’s conduct of the Company’s financial reporting processes.

•	Recommending to the board the selection of independent auditors.

Compensation Committee

The Compensation Committee met five times in 2002. Its duties and responsibilities include:

•	Establishing overall strategy with respect to compensation for directors and senior officers.

•	Evaluating the performance of the Chairman, President and Chief Executive Officer for compensation purposes.

•	Reviewing and approving individual salary adjustments and awards under incentive plans for senior officers.

•	Overseeing executive succession plans.

Corporate Governance Committee

The Corporate Governance Committee met eight times in 2002. Its duties and responsibilities include:

•	Reviewing and recommending nominees for election as directors.

•	Assessing the performance of the Board of Directors.

•	Developing guidelines for board composition.

•	Reviewing and administering the Company’s Corporate Governance Guidelines and considering other issues relating to corporate governance.

Executive Committee

The Executive Committee met four times in 2002. The committee meets on call by the Chairman of the Board during the intervals between board meetings and, subject to some limitations, has all the authority of the board.

Technology Committee

The Technology Committee met twice in 2002. Its duties and responsibilities include:

•	Reviewing the application of technology to long term strategic goals and objectives.

•	Reviewing the Company’s major technology positions and strategies relative to emerging technologies.

Directors’ Compensation

Directors who are not employees of Sempra Energy receive an annual base retainer of $35,000. They also receive a quarterly grant of 250 phantom shares of Sempra Energy Common Stock, which are retained until the conclusion of board service, and the following fees for each board or committee meeting that they attend:

Board Meetings	$1,000
Audit Committee Meetings
Chair	$3,000
Other Members	$1,500
Other Committee Meetings
Chair	$2,000
Other Members	$1,000

A minimum of $9,000 of each director’s annual fees is paid in shares or deferred into phantom shares of Sempra Energy Common Stock. Directors may also elect to receive the balance of their fees in shares or to defer the balance into an interest-bearing account, a phantom investment fund or phantom shares.

Upon becoming a director, each non-employee director is granted a ten-year option to purchase 15,000 shares of Sempra Energy Common Stock. At each annual meeting (other than the annual meeting that coincides with or first follows the director’s election to the board) each non-employee director who continues to serve as a director is granted an additional ten-year option for 5,000 shares. Each option is granted at an option exercise price equal to the fair market value of the option shares at the date the option is granted and becomes fully exercisable commencing with the first annual meeting following the date of the grant or upon the director’s earlier death, disability, retirement or involuntary termination of board service other than for cause.

Non-employee directors who were directors of Enova Corporation or Pacific Enterprises at the time of the business combination of the two companies (currently nine of the Company’s thirteen non-employee directors) continue to accrue retirement benefits (subject to certain maximum years of service credit) for service as non-employee directors of Sempra Energy. The annual benefit is an amount equal to the sum of Sempra Energy’s then current annual retainer and ten times the then current board meeting fee, commencing upon the later of the conclusion of board service or attaining age 65 and continuing for a maximum period equal to combined years of service as a director of Sempra Energy and Enova Corporation or Pacific Enterprises. The actuarial equivalent of the total retirement benefit is paid to the retiring director in a single lump sum upon the conclusion of board service unless the director has elected to receive the annual benefit in lieu of a single lump sum payment.

INDEPENDENT AUDITORS

Representatives of Deloitte & Touche LLP, our independent auditors, are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.

The following table shows the fees paid to Deloitte & Touche LLP for services provided to the Company for 2001 and 2002.

	2002		2001
	Fees	% of Total	Fees	% of Total
Audit Fees
Sempra Energy Consolidated Audit	$2,734,000		$1,854,000
Subsidiary, Statutory and Other Audits	1,991,000		1,839,000
SEC Filings and Related Services	172,000		87,000

Total Audit Fees	$4,897,000	44.3%	$3,780,000	54.7%

Audit-Related Fees
Merger and Acquisition Services	$1,272,000		$177,000
Employee Benefit Plan Audits	285,000		303,000
Accounting Consultation	223,000		487,000
Other Audit-Related Services	180,000		-0-

Total Audit-Related Fees	$1,960,000	17.7%	$967,000	14.0%

Tax Fees
Tax Planning	$4,125,000		$1,031,000
Other Tax Services	80,000		48,000

Total Tax Fees	$4,205,000	38.0%	$1,079,000	15.6%

All Other Fees
Risk Management Consultation	$-0-		$880,000
Internal Audit Co-Sourcing	-0-		207,000

Total All Other Fees	$-0-	-0-%	$1,087,000	15.7%

Total Fees	$11,062,000		$6,913,000

The Audit Committee of the Board of Directors has concluded that the non-audit services provided by Deloitte & Touche LLP are consistent with maintaining their independence.

AUDIT COMMITTEE REPORT

In accordance with its written charter, the Audit Committee of the Board of Directors assists the board in fulfilling its oversight responsibilities for management’s conduct of Sempra Energy’s financial reporting processes. The committee consists of seven independent directors.

The Audit Committee has reviewed the audited financial statements of the Company for the year ended December 31, 2002 with management and Deloitte & Touche LLP, the Company’s independent auditors.

The Audit Committee has discussed and reviewed with Deloitte & Touche LLP all the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). It has also received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Deloitte & Touche LLP their independence.

Based on this review and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

James G. Brocksmith, Jr., Chair

Herbert L. Carter

Wilford D. Godbold, Jr.

William D. Jones

Richard G. Newman

William C. Rusnack

Thomas C. Stickel

February 18, 2003

SHARE OWNERSHIP

The following table shows the number of shares of Sempra Energy Common Stock beneficially owned at March 1, 2003 by each director, by each of our executive officers named in the executive compensation tables in this Proxy Statement, and by all of our directors and executive officers as a group. These shares, upon giving effect to the exercise of exercisable options, total approximately 2.5% of our outstanding shares.

Name	Current Beneficial Holdings	Shares Subject To Exercisable Options(A)	Phantom Shares(B)	Total
Stephen L. Baum	246,729	1,661,625	136,006	2,044,360

Hyla H. Bertea	9,630	35,000	7,691	52,321

James G. Brocksmith, Jr.	90	15,000	3,735	18,825

Herbert L. Carter	1,747	30,000	10,710	42,457

Richard A. Collato	5,762	35,000	502	41,264

Donald E. Felsinger	142,307	612,685	46,960	801,952

Wilford D. Godbold, Jr.	3,006	35,000	4,770	42,776

Edwin A. Guiles	89,884	350,345	23,747	463,976

William D. Jones	3,399	35,000	592	38,991

John R. Light	58,463	403,595	20,983	483,041

Richard G. Newman	120	15,000	333	15,453

Ralph R. Ocampo (C)	15,341	35,000	11,872	62,213

William G. Ouchi	10,498	35,000	913	46,411

William C. Rusnack	4,406	15,000	687	20,093

William P. Rutledge	2,587	15,000	983	18,570

Neal E. Schmale	67,391	456,609	53,086	577,086

Thomas C. Stickel	2,164	35,000	1,324	38,488

Diana L. Walker	1,074	35,000	1,414	37,488

Directors and Executive Officers as a group (21 persons)	783,517	4,488,050	335,169	5,606,736

(A)	Shares which may be acquired through the exercise of stock options that are currently exercisable or will become exercisable on or before May 15, 2003.

(B)	Represents deferred compensation deemed invested in shares of Sempra Energy Common Stock. These phantom shares cannot be voted or transferred but track the performance of Sempra Energy Common Stock.

(C)	Dr. Ocampo will retire as director at the time of the Annual Meeting.

The Board of Directors has established share ownership guidelines for directors and officers to further strengthen the link between Company performance and officer/director compensation. For non-employee directors the guideline is ownership of a number of shares having a market value equal to four times the annual retainer. For officers, the guidelines are:

Executive Level	Share Ownership Guidelines
Chief Executive Officer	4 × Base Salary
Group Presidents	3 × Base Salary
Executive Vice Presidents	3 × Base Salary
Senior Vice Presidents	2 × Base Salary
Other Vice Presidents	1 × Base Salary

In setting the guidelines the board considered then current share ownership levels and the desirability of encouraging further share ownership. The officer guidelines were established in 1998 and the director guidelines in 2000. They are expected to be met or exceeded within five years from adoption. For purposes of the guidelines, shares owned include phantom shares into which compensation is deferred and the vested portion of certain in-the-money stock options as well as shares owned directly or through benefit plans.

Sempra Energy has approximately 175,000 shareholders. The only persons known to us to be the beneficial owner of more than 5% of our outstanding shares are AXA Financial, Inc. (1290 Avenue of the Americas, New York, New York 10104) and Barclays Global Investors, N.A. (45 Fremont Street, San Francisco, California 94105). On February 12, 2003, AXA Financial reported that it and related entities held 12,558,230 shares as to which they had sole dispositive power and 81,200 shares as to which they shared dispositive power, including 7,808,071 shares as to which they had sole voting power and 912,302 shares as to which they share voting power, a majority of which were held in unaffiliated third-party accounts managed by Alliance Capital Management, as investment adviser. On February 10, 2003, Barclays Global Investors reported that it and related entities held 11,902,730 shares as to which they had sole dispositive and voting power in trust accounts for the economic benefit of the beneficiaries of the accounts. The shares held by AXA Financial and Barclays Global Investors represent approximately 6% and 5.7%, respectively, of the outstanding Sempra Energy Common Stock.

Employee savings and stock ownership plans of Sempra Energy and its subsidiaries held 25,028,572 shares of Sempra Energy Common Stock (approximately 12% of the outstanding shares) for the benefit of employees at March 18, 2003.

PROPOSAL 1: ELECTION OF DIRECTORS

Sempra Energy’s Board of Directors consists of thirteen members upon giving effect to the retirement of one director who will retire at the time of the Annual Meeting and a corresponding reduction in the authorized number of directors. The board is divided into three classes whose terms are staggered so that the term of one class expires at each Annual Meeting. Four directors will be elected at the 2003 Annual Meeting for a three-year term expiring in 2006.

Nominees

The Corporate Governance Committee has selected and the Board of Directors has approved the following four individuals, all of whom are currently directors, as nominees for election as directors:

James G. Brocksmith, Jr.

Herbert L. Carter

William D. Jones

William G. Ouchi

The proxies and voting instructions that the board is soliciting will be voted for these four nominees unless other instructions are specified. If any nominee should become unavailable to serve, the proxies may be voted for a substitute nominee designated by the board or the board may reduce the authorized number of directors. If you do not want your shares to be voted for one or more of these nominees, you may so indicate in the space provided on your proxy or voting instruction card.

Information concerning each director nominee and the directors serving unexpired terms that will continue after the Annual Meeting is shown below. The year shown as election as a director is that of first election as a director of Sempra Energy or its predecessors. Unless otherwise indicated, each director has held his or her principal occupation or other positions with the same or predecessor organizations for at least the last five years.

Nominees for election for terms expiring in 2006:

James G. Brocksmith, Jr., 62, has been a director since 2001. He is an independent financial consultant and the former Deputy Chairman and Chief Operating Officer for the U.S. operations of KPMG Peat Marwick LLP. He is a director of AAR Corp., Alberto-Culver Co. and Nationwide Financial Services.

Herbert L. Carter, DPA, 69, has been a director since 1991. He has served as President of California State University, Dominguez Hills, and Executive Vice Chancellor Emeritus and Trustee Professor of Public Administration of the California State University System. He was President and Chief Executive Officer of United Way of Greater Los Angeles from 1992 until 1995, and Executive Vice Chancellor of the California State University System from 1987 until 1992. Dr. Carter is a director of Golden State Mutual Insurance Company, and has served as a member of the Board of Councilors of the School of Public Administration, University of Southern California and the Board of Regents of Loyola Marymount University.

William D. Jones, 47, has been a director since 1994. He is the President and Chief Executive Officer and a director of CityLink Investment Corporation. From 1989 to 1993, he served as General Manager/Senior Asset Manager and Investment Manager with certain real estate subsidiaries of The Prudential. Prior to joining The Prudential, he served as a San Diego City Council member from 1982 to 1987. Mr. Jones is Chairman of the Board of the Los Angeles Branch of the Federal Reserve Bank of San Francisco, and a trustee of the University of San Diego. He is a former director of The Price Real Estate Investment Trust.

William G. Ouchi, Ph.D., 59, has been a director since 1998. He is the Sanford and Betty Sigoloff Professor in Corporate Renewal in the Anderson Graduate School of Management at UCLA. Dr. Ouchi is a director of Allegheny Technologies, FirstFed Financial Corp. and Water-Pik Technologies. He is a trustee of Williams College and a director of KCET Public Television.

Directors whose terms expire in 2004:

Stephen L. Baum, 62, has been a director since 1996. He is Chairman of the Board, President and Chief Executive Officer of Sempra Energy. Prior to the business combination of Enova Corporation and Pacific Enterprises, Mr. Baum was the Chairman and Chief Executive Officer of Enova Corporation. He is a director of Computer Sciences Corporation.

Wilford D. Godbold, Jr., 64, has been a director since 1990. He is the retired President and Chief Executive Officer of ZERO Corporation, an international manufacturer primarily of enclosures and thermal management equipment for the electronics market. He is a director of Ceradyne, Inc. and K2, Inc., a trustee of the Wellness Community, a past President of the Board of Trustees of Marlborough School and a past Chairman of the Board of Directors of the California Chamber of Commerce and The Employers Group.

Richard G. Newman, 68, became a director in 2002. He is the Chairman and Chief Executive Officer of AECOM Technology Corp. Mr. Newman is a director of Southwest Water Company and of 13 mutual funds under Capital Research and Management Company. He also is a member of the College of Fellows of the Institute for the Advancement of Engineering and a member of the Chief Executives Association, American Society of Civil Engineers and National Society of Professional Engineers.

Thomas C. Stickel, 53, has been a director since 1994. He is the Chairman, Chief Executive Officer and founder of University Ventures Network and Virtual Capital of California, LLC. He previously was the Chairman, Chief Executive Officer and President of TCS Enterprises, Inc. and the Bank of Southern California, both of which he founded. Mr. Stickel is Chairman of the Board of Onyx Acceptance Corporation, a corporate director of Blue Shield of California and Del Mar Thoroughbred Club and Chairman of the California Chamber of Commerce.

Diana L. Walker, 61, has been a director since 1989. Mrs. Walker is “of counsel” to, and a former partner and, from 1999-2003, General Counsel of, the law firm of O’Melveny & Myers LLP. She is a former director of United Way of Greater Los Angeles, and Emeritus Governor and former Chair of the Board of Governors of the Institute for Corporate Counsel, a former trustee of Marlborough School and a member of various professional organizations. O’Melveny & Myers LLP and the law firm in which Mrs. Walker’s spouse is a partner provide legal services to Sempra Energy and its subsidiaries.

Directors whose terms expire in 2005:

Hyla H. Bertea, 62, has been a director since 1988. She is a realtor in Orange County, California. She is a trustee of Lewis & Clark College, a director of Orange County Community Foundation and a former commissioner of the California Horse Racing Board. For a number of years she has been involved in leadership positions with various other cultural, educational and health organizations in the Orange County and Los Angeles areas. Mrs. Bertea was a co-commissioner of gymnastics and a member of the executive staff for the 1984 Olympics.

Richard A. Collato, 59, has been a director since 1993. He is President and Chief Executive Officer of the YMCA of San Diego County. He is a former director of Y-Mutual Ltd., a reinsurance company, and The Bank of San Diego. Mr. Collato is a former trustee of Springfield College, and currently is a trustee of the YMCA Retirement Fund and Bauce Foundation, and a director of Micro Vision Optical, Inc. and Project Design Consultants.

William C. Rusnack, 58, has been a director since 2001. Until 2002 he was the President and Chief Executive Officer and a director of Premcor, Inc. Prior to 1998, he was an executive of Atlantic Richfield Company. He is also a director of Flowserve and Peabody Energy. He is a member of the American Petroleum Institute, the Dean’s Advisory Council of the Graduate School of Business at the University of Chicago and the National Council of the Olin School of Business at the Washington University in St. Louis.

William P. Rutledge, 61, has been a director since 2001. He has been Chairman of Communications and Power Industries since 1999. Prior to 1998, he was President and Chief Executive Officer of Allegheny Teledyne. He is also a director of AECOM, Inc., Computer Sciences Corporation and First Federal Bank of California. He is a Trustee of Lafayette College, KCET Public Television and St. John’s Hospital and Health Center.

PROPOSAL 2: APPROVAL OF THE 2003 EXECUTIVE INCENTIVE PLAN

On the recommendation of its Compensation Committee and subject to shareholder approval at the Annual Meeting, the Board of Directors has adopted the 2003 Executive Incentive Plan. The plan is intended to provide the committee with greater flexibility in awarding performance-based short term incentive compensation that will be fully deductible for federal income tax purposes.

Background

Sempra Energy maintains incentive compensation programs designed to encourage high levels of employee performance on both a short term and long term basis. Long term incentives are provided through stock and other equity-based incentive awards under a 1998 Long Term Incentive Plan previously approved by shareholders. Shorter term incentives have been provided through a 1998 Executive Incentive Plan, also previously approved by shareholders, permitting the payment of bonuses based upon the attainment of financial and strategic objectives.

The Internal Revenue Code limits to $1 million the annual amount of compensation that the Company and other publicly held corporations may deduct for income tax purposes for each of its “covered employees,” consisting of the chief executive officer and the four other most highly compensated employees whose compensation is required to be reported in the employer’s proxy statement. However, “qualified performance-based compensation” does not apply against this limitation. To qualify as such, the material terms under which the compensation is to be paid and the related performance goals must be periodically disclosed to and approved by shareholders.

Shareholder approval of the 2003 Executive Incentive Plan and the related operating income performance goal is intended to assure that bonus opportunities awarded under the plan over the next five years will, upon payment, be fully deductible by the Company for federal income tax purposes.

Executive Incentive Plan

The 2003 Executive Incentive Plan permits the payment of performance-based bonuses to officers of Sempra Energy from an incentive compensation performance pool based on the Company’s operating income. Participation in the plan is limited to officers who are or may be “covered employees” for whom the Company’s federal income tax deductions of compensation may be limited. There are currently five officers that are considered eligible for participation in the plan. Participants in the plan will not participate in the 1998 Executive Incentive Plan, which will continue to be available for performance-based incentive bonuses for other eligible employees.

The Compensation Committee of the Board of Directors selects those officers who are to participate in the 2003 Executive Incentive Plan. It also establishes a performance period (typically a fiscal year) to measure performance and to determine the extent (if any) to which performance awards may be paid under the plan.

For each performance period, the Compensation Committee establishes an incentive compensation performance pool from which performance-based awards may be granted to plan participants. The performance pool may not exceed 1.5% of the Company’s operating income (as shown on the Company’s audited statement of consolidated income) for the performance period, the maximum performance awards to all participants may not exceed the performance pool, the maximum performance award to the chief executive officer may not exceed 30% of the performance pool and the maximum performance award to each other participant may not exceed 17.5% of the performance pool.

Performance awards under the plan may be paid only if the Company has positive operating income for the related performance period. In addition, at the end of the performance period, the Compensation Committee has the authority to exercise discretion to reduce the amount of the performance pool and the amount of any performance award payable to a participant.

The Compensation Committee also may at any time establish additional terms or conditions for the payment of performance awards including the achievement of additional financial, strategic or individual goals (which may be objective or subjective) as it deems desirable in carrying out the purpose of the plan and may take into account such other factors as it deems appropriate in administering the plan. In determining the amount of any performance award to be granted or paid to a plan participant, the committee will give consideration to the contribution which may be made or has been made by the participant to the achievement of the Company’s established objectives and such other matters as it deems relevant. However, the committee may not increase the amount of the incentive compensation performance pool or the performance award granted to any participant after the latest date permitted by the Internal Revenue Code to ensure that the payment of performance awards will be fully deductible by the Company for federal income tax purposes.

The amount of bonuses that will be paid under the 2003 Executive Incentive Plan is not now determinable. However, for 2003 and subject to shareholder approval of the plan, the Compensation Committee has established an incentive compensation performance pool of 1.5% of the Company’s operating income with maximum award opportunities of 30% of the performance pool for the chief executive officer and 17.5% of the performance pool for each of the four other plan participants. Bonuses paid under the Company’s 1998 Executive Incentive Plan to executive officers named in the executive compensation tables in this Proxy Statement are set forth under the caption “Executive Compensation — Compensation Summary.”

The 2003 Executive Incentive Plan is administered by the Compensation Committee, which has full power and authority to construe and interpret the plan, establish rules and regulations for its administration and perform all other acts relating to the plan. The plan may be amended, repealed or discontinued by the Board of Directors, but no amendment that changes the maximum amount of the incentive compensation performance pool or the maximum percentage of the performance pool that may be payable to participants, or materially amends the definition of operating income may become effective without approval by shareholders.

Shareholder Approval

Shareholder approval of the 2003 Executive Incentive Plan requires the favorable vote of a majority of the votes cast on the plan at the Annual Meeting and the approving majority vote must also represent more than 25% of the outstanding shares.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL 2

SHAREHOLDER PROPOSALS

The shareholder proposals set forth on the following pages have been included in this Proxy Statement in accordance with the Shareholder Proposal rule of the Securities and Exchange Commission. The name and address of the proponents will be promptly provided to any shareholder who orally or in writing requests the information from the Corporate Secretary.

Each proposal will be voted upon at the Annual Meeting if properly presented by the shareholder proponent or the proponent’s qualified representative. To be approved by shareholders, the proposal must receive the favorable vote of a majority of the votes cast and the approving majority must also represent more than 25% of our outstanding shares. The Board of Directors, by a vote of 12-to-1, has concluded that the implementation of these proposals would not be in the best interests of shareholders and recommends that shareholders vote against each proposal. The proxies and voting instructions that the board is soliciting will be voted against the proposals unless other instructions are specified.

FOR THE REASONS STATED BELOW, YOUR BOARD OF DIRECTORS

RECOMMENDS A VOTE AGAINST THESE PROPOSALS

PROPOSAL 3: SHAREHOLDER PROPOSAL REGARDING

VOTING APPROVAL REQUIREMENTS

— Beginning of Shareholder Proposal —

Allow Simple-Majority vote

This topic won our 54%-yes vote

Allow Simple-Majority Vote

Shareholders recommend our company take the steps necessary to implement a simple-majority vote rule. This recommendation includes all issues submitted to shareholder vote to the fullest extent possible. This proposal recommends the greatest flexibility to adopt the spirit and the letter of this topic to the fullest extent possible, as soon as possible, by amending our company governing documents including the bylaws.

Simple-majority requirements are widely supported

Major pension funds support simple-majority provisions. This includes The New York City Pension Funds and TIAA-CREF. Source: NYC Comptroller, Press Release, January 22, 2003 and TIAA-CREF Policy Statement on Corporate Governance, March 2000.

Proponents of simple-majority vote said that super-majority vote requirements, like Sempra’s, may stifle bidder interest in the company and devaluate the stock. Source: Institutional Shareholder Services, Proxy Analysis, Maytag Corp., April 27, 1999. Simple-majority resolutions at major companies won an average 54% of yes-no shareholder votes in 1999 and 2000. Source: “Average Voting Results on Significant Corporate Governance Proposals,” Investor Responsibility Research Center, Sept. 27, 2000.

Shareholder resolutions should be binding

Shareholder resolutions should be binding according to Business Week in “The Best & Worst Boards” cover-page report, October 7, 2002. By not acting on the 54%-yes vote I believe our directors have the dubious distinction of not commanding the full support of shareholders on a key company rule.

I believe Institutional investor support of this topic should command our directors’ attention

This proposal topic won significant institutional support to win 54% of the yes-no vote at the 2001 annual meeting. Source: “Checklist of 2001 U.S. Shareholder Proposals,” Investor Responsibility Research Center, May–July 2001. I believe it is important for our company to maintain institutional investor support. If our management loses the support of a number of large institutional investors and they sell their stock, it could negatively impact all shareholders. Increasingly, institutional investors recognize their role as owners of companies.

54%-yes vote—A significant win considering our management’s vote-no campaign

Our management spent money on three vote-no letters on this proposal topic. If our management had not spent this money the yes-vote might have exceeded 54%.

Management Commitment to Shareholders

By adopting a policy to allow simple majority vote, our board could demonstrate a commitment to the greatest management concern for shareholder value.

In recent years, various companies including Columbia/HCA and Airborne Inc. have been willing to implement proposal topics that won a majority of yes-no shareholder votes. Source: “Tossing the Poison Pill,” The Motley Fool, June 13, 1997 and Airborne Inc. news release Feb. 15, 2002. I believe that our company should do so as well.

Allow Simple-Majority Vote

This topic won our 54%-yes vote

Yes on 3

— End of Shareholder Proposal —

— The Board of Directors Position —

FOR THE REASONS STATED BELOW, YOUR BOARD OF DIRECTORS

RECOMMENDS A VOTE AGAINST PROPOSAL 3

Sempra Energy’s Articles of Incorporation require approval by at least two-thirds of our outstanding shares before certain fundamental changes can be made in our governing instruments. For example, this approval is required for the adoption, amendment or repeal by shareholders of our Bylaws, including those relating to the number of directors. It is also required to amend or repeal provisions of the articles relating to the classification of the board and the election of directors; provisions eliminating the liability of directors for monetary damages and permitting indemnification of corporate agents; and provisions requiring, unless waived by two-thirds of the authorized number of directors, that shareholder action be taken only at an annual or special meeting of shareholders or by shareholder unanimous written consent. These provisions comprise the fundamental framework of our governance structure. Two-thirds or even higher vote requirements for changing these provisions are included in the governing instruments of many public corporations.

These two-thirds vote requirements, of course, do not preclude changes to the related corporate governance provisions. But they do ensure that fundamental changes can only be made when a broad consensus of shareholders agrees that a change is prudent.

Two-thirds vote requirements are particularly critical in ensuring that persons who may seek to acquire control of the Company can do so only by paying shareholders a fair price. Subjecting changes in fundamental corporate governance provisions to a two-thirds vote requirement encourages potential acquirers to negotiate the terms of an acquisition with the Company’s Board of Directors. They thus enhance the ability of the board to negotiate the best results for shareholders.

It is important to keep in mind that while two-thirds vote requirements can enhance the board’s ability to negotiate favorable terms with a proponent of an unfriendly or unsolicited proposal, they do not preclude takeover offers. They do, however, help ensure that such offers are only successful when a broad consensus of shareholders finds them compelling.

Approval of the shareholder proposal would not in itself eliminate the Company’s two-thirds vote requirements. To do so would require further action to amend our Articles of Incorporation and, under the articles, these amendments would require approval by at least two-thirds of our outstanding shares. In addition, under the California General Corporation Law to which we are subject, the amendment would also require approval by the Board of Directors. While the board would consider such an amendment, it would do so consistent with its fiduciary duty to act in a manner it believes to be in the best interests of the Company and its shareholders.

A similar shareholder recommendation approved at the 2001 Annual Meeting of Shareholders has already been considered by the Board of Directors. The board concluded that our two-thirds vote requirements are in the best interests of our shareholders and, accordingly, has not implemented the recommendation.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” PROPOSAL 3

PROPOSAL 4: SHAREHOLDER PROPOSAL REGARDING

ANNUAL ELECTION OF DIRECTORS

— Beginning of Shareholder Proposal —

Elect Each Director Annually

Allow Topic That Won Our 52%-Yes Vote in 2001

Shareholders recommend that each director be elected annually. This proposal recommends that our company’s governing documents be amended accordingly. This includes the bylaws.

Our 52%-Yes Vote in 2001

This proposal topic won more than 52% of our yes-no vote at our 2001 annual meeting. Twenty-five (25) proposals on this topic won an overall 63% approval rate at major companies in 2002. Source: “IRRC tally shows record support for shareholder proposals in 2002,” IRRC June 14, 2002 news release. Annual election of each director is a Council of Institutional Investors www.cii.org core policy. The Council of Institutional Investors’ recommendation is documented in the Council’s “Corporate Governance Policies,” “Core Policies,” Item 1, approved March 25, 2002.

Another CII policy is the adoption of shareholder proposals that win a majority of votes cast as this proposal topic did in 2001. Institutional investors own 51% of Sempra stock. Source: Yahoo!® Finance Profile—Sempra Energy as of 12-Dec-2002.

Flaws in our Management’s Stand

In our management’s 2001 formal statement on this topic:

1)	Our management claims that directors are just as accountable with 3-year terms as with one-year terms. This is like a claim that employees would be just as accountable with three years between job reviews.

2)	The concluding management argument is that our company has set up multiple barriers to discourage this worthwhile proposal topic.

Also:

3)	Shareholders have no assurance that our management will not again spend shareholder money on extra solicitations touting its stand on this topic, as it did in 2001.

Serious about good governance

Enron and the corporate disasters that followed forced many companies to get serious about good governance. This includes electing each director annually. When the buoyant stock market burst, suddenly the importance of governance was clear. In a time of crises, a vigorous board can help minimize damage.

A look back at Business Week’s inaugural ranking of the best and worst boards in 1996 tells the story. Source: Business Week, “The Best and Worst Boards,” October 7, 2002. For the 3 years after the list appeared, the stocks of companies with the best boards outperformed those with the worse boards by 2 to 1. Increasingly, institutional investors are flocking to stocks of companies perceived as being well governed and punishing stocks of companies seen as lax in oversight.

To protect our investment money at risk:

Elect Each Director Annually

Allow Topic That Won Our 52%-Yes Vote in 2001

Yes on 4

— End of Shareholder Proposal —

— The Board of Directors Position —

FOR THE REASONS STATED BELOW, YOUR BOARD OF DIRECTORS

RECOMMENDS A VOTE AGAINST PROPOSAL 4

Sempra Energy’s current system of electing directors by classes has been in effect since we became a publicly held Company. Under this method, as provided in our Articles of Incorporation, approximately one-third of our directors are elected annually by shareholders. The Board of Directors believes that the classified board serves the Company and its shareholders well.

With the classified board, the likelihood of continuity and stability of business strategies and policies is enhanced since generally two-thirds of the directors at all times will have had prior experience and familiarity with the business and affairs of the Company. This enables the directors to build on past experience and plan for a reasonable period into the future.

The classified board is also intended, together with the Company’s other shareholder protection measures, to encourage persons who may seek to acquire control of the Company to negotiate with the Board of Directors to reach terms that are fair and in the best interests of all shareholders. It does so by requiring two meetings of shareholders to replace a majority of the board and dismantle other shareholder protection measures. By reducing the threat of an abrupt change in the composition of the entire board, classification of directors assists in providing the board with an adequate opportunity to fulfill its duties to the Company’s shareholders to review any takeover proposal, study appropriate alternatives and achieve the best results for all shareholders. And although a classified board enhances the ability to negotiate favorable terms with a proponent of an unfriendly or unsolicited proposal, it does not preclude takeover offers.

The Board of Directors also believes that directors elected to a classified board are no less accountable to shareholders than they would be if all directors were elected annually. Since at least some directors must stand for election each year, shareholders have the opportunity annually to withhold votes from directors as a way of expressing any dissatisfaction they may have with the board or management.

Approval of the shareholder proposal would not in itself eliminate the classified board. To do so would require further action to amend our Articles of Incorporation and, under the articles, these amendments would require approval by at least two-thirds of our outstanding shares. In addition, under the California General Corporation Law to which we are subject, the amendment would also require approval by the Board of Directors. While the board would consider such an amendment, it would do so consistent with its fiduciary duty to act in a manner it believes to be in the best interests of the Company and its shareholders.

A similar shareholder recommendation approved at the 2001 Annual Meeting of Shareholders has already been considered by the Board of Directors. The board concluded that our classified board is in the best interests of our shareholders and, accordingly, has not implemented the recommendation.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” PROPOSAL 4

PROPOSAL 5: SHAREHOLDER PROPOSAL REGARDING

INDEPENDENT CHAIRMAN OF THE BOARD

— Beginning of Shareholder Proposal —

Independent Board Chairman

Shareholders recommend the Board of Directors amend the bylaws to require that an independent director, who has not served as CEO of the Company, shall serve as Chairman of the Board of Directors. Nothing contained herein shall be construed as requesting the board to breach any contractual obligations.

Support:

The primary purpose of the Board of Directors is to protect shareholders’ interest by providing independent oversight of management, including the CEO. Proponent believes that a separation of the roles of Chairman and CEO will benefit shareholders at our company.

Andrew Grove, Chairman of Intel Corp. (while Craig Barrett is its CEO) is quoted in Business Week (11/11/02) as follows: “The separation of the two jobs goes to the heart of the conception of a corporation. Is a company a sandbox for the CEO, or is the CEO an employee? If he’s an employee, he needs a boss, and that boss is the board. The chairman runs the board. How can the CEO be his own boss?” We believe the current combination of Chairman and CEO roles is a conflict of interest because one of the Chairman’s main functions is supposed to be monitoring executive job performance.

Two-thirds of directors responding to a McKinsey & Co. survey favored splitting the roles of chairman and CEO. That survey was answered by 180 directors sitting on the boards of more than 500 U.S. companies. See www.mckinsey.com/practices/corporategovernance/PDF/DirectorOpinion.pdf.

We believe that an independent Chairman will strengthen the Board’s integrity and improve its oversight of management.

— End of Shareholder Proposal —

— The Board of Directors Position —

FOR THE REASONS STATED BELOW, YOUR BOARD OF DIRECTORS

RECOMMENDS A VOTE AGAINST PROPOSAL 5

The Company’s Corporate Governance Guidelines state that the board has a flexible policy with respect to the combination or separation of the offices of the Chairman of the Board and the Chief Executive Officer. In addition, nothing in the Company’s Bylaws either precludes the separation or requires the combination of these offices. However, the implementation of the shareholder proposal would limit the flexibility of the Board of Directors to act in a manner that it determines would best serve the interests of shareholders and deprive the board of flexibility to organize its functions and conduct its business in a manner it deems most desirable in then current circumstances.

The board believes that currently the Company and its shareholders are best served by having Stephen L. Baum serve as Chairman of Board as well as Chief Executive Officer and President. In these capacities, he serves as a bridge between the board and the operating organization and provides critical leadership for the strategic initiatives and challenges of the future. Consequently, the Company has entered into an employment agreement with Mr. Baum that contemplates that he will serve in these positions until his retirement in 2006.

The board also considers that board independence and oversight is maintained effectively through the composition of the board and sound corporate governance policies and practices. Directors, including the Chairman of the Board, are also bound by fiduciary obligations to act in a manner that they believe to be in the best interests of the Company and its shareholders. Mr. Baum’s performance is also evaluated annually by the board’s Compensation Committee, which is composed entirely of independent directors. Separating the offices of Chairman of the Board and Chief Executive Officer would not serve to enhance or diminish the fiduciary duties of any director or officer of the Company.

Accordingly, the Board of Directors believes that it is in the best interests of shareholders for the board to retain the flexibility to determine on a case by case basis whether the Chief Executive Officer, or an independent director, should serve as Chairman of the Board.

YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” PROPOSAL 5

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors has the responsibility for establishing compensation principles and strategies for Sempra Energy and its subsidiaries, as well as designing a compensation program for senior executive officers of the Company. Its responsibilities also include administering the Company’s base salary program, executive annual and long term incentive plans and executive benefit programs.

Compensation Principles and Strategies

In developing the Company’s compensation principles and strategies, the Compensation Committee considers the current and prospective business environment for Sempra Energy and takes into account numerous factors, including:

•	The rapidly changing and increasingly competitive environment in which Sempra Energy operates.

•	The need to retain experienced executives of outstanding ability and to motivate them to achieve superior performance.

•	The need to attract executive talent from broader markets as the energy industry continues to rapidly evolve.

•	The need to strongly link executive compensation to both annual and long term corporate, business unit and individual performance.

•	The need to strongly align the interests of executives with those of shareholders.

To reflect these factors and assist Sempra Energy in realizing its key objective of creating superior shareholder value, the Compensation Committee has developed policies and programs that include the following elements:

•	An emphasis on “pay-for-performance” with a substantial portion of total compensation reflecting corporate, business unit and individual performance.

•	An emphasis on stock incentives closely aligning the interests of executives with those of shareholders.

•	An emphasis on total compensation with base salaries generally targeted at or near median general industry levels for companies of comparable size, with annual cash and long term equity incentives providing opportunities to earn total compensation at significantly higher levels for superior performance.

•	An appropriate balance of short term and long term compensation to retain talented executives, reward effective long term strategic results and encourage share ownership.

•	An emphasis on placing at risk, through equity and other performance-based incentives, a greater portion of executive compensation as levels of responsibility increase.

The Compensation Committee also considers provisions of the Internal Revenue Code limiting the annual amount of compensation (other than compensation that qualifies as “qualified performance-based compensation”) that Sempra Energy and other publicly held corporations may deduct for federal income tax purposes for each of certain executive officers. The committee believes that tax deductibility is an important factor but only one factor to be considered in evaluating any compensation program. It also believes that there are competitive and other circumstances in which the interests of the Company and its shareholders are best served by providing compensation that is not fully tax deductible. Accordingly, the committee has exercised its discretion to provide a base salary for the Chairman, President and Chief Executive Officer a small portion of which is not tax deductible to the Company.

Compensation Program

The primary components of Sempra Energy’s compensation program are base salaries, annual cash incentive opportunities and long term equity and equity-based incentive opportunities.

Base Salaries

Base salaries for executives are reviewed annually by the Compensation Committee and generally targeted at the median of salaries at general industry companies of similar size. The committee believes that this strategy, along with annual and long term incentive opportunities at general industry levels, allows the Company to retain and attract top quality executive talent. In determining base salary adjustments, individual performance, executive responsibilities, market characteristics and other factors are also taken into account.

Survey data for assessing base salaries are based upon companies in the Fortune 500 and size-adjusted based upon Sempra Energy’s revenues using regression analysis. The Compensation Committee believes that Sempra Energy’s most direct competitors for executive talent are not limited to energy companies, and the Fortune 500 appropriately reflects a broader group with which the Company competes to attract and retain highly skilled and talented executives.

Annual base salaries for Sempra Energy executive officers are set at the approximate mid-point of these salary data. For 2002, an annual base salary of $1,019,000 was set for Stephen L. Baum, the Company’s Chairman, President and Chief Executive Officer, with corresponding lesser amounts for other executive officers.

Annual Incentives

Annual performance-based incentive opportunities are provided to executive officers through cash bonuses under an Executive Incentive Plan approved by shareholders in 1999. The plan permits the payment of bonuses based upon the attainment of objective financial performance goals. Bonus opportunities vary with the individual officer’s position and prospective contribution to the attainment of these goals and no bonuses are paid unless a threshold performance level is attained for the related performance period. Bonus opportunities increase for performance above the threshold level with performance at targeted levels intended to produce bonuses at the mid-point of those for comparable levels of responsibility at Fortune 500 companies.

Executive Incentive Plan award levels for 2002 were based on attainment of earnings per share goals with target award levels ranging from 100% of base salary for Mr. Baum to 45% of base salary for Vice Presidents, and maximum award levels ranging from 200% to 90% of base salary. The earnings per share target for 2002 was $2.65, a 15.2% increase over the 2001 target of $2.30.

Earnings per share for 2002 were $2.87, a 13.9% increase over 2001 earnings of $2.52. These results exceeded target award levels and resulted in a cash bonus of $1,660,000 for Mr. Baum, with corresponding lesser amounts for other executive officers.

The Compensation Committee and the Board of Directors have approved a 2003 Executive Incentive Plan that is intended to provide the committee with greater flexibility in awarding short term incentive compensation while ensuring that awards will be fully deductible for federal income tax purposes. The plan is being submitted to shareholders for approval and is described under the caption “Proposal 2: Approval of the 2003 Executive Incentive Plan.”

Long Term Incentives

Long term incentive opportunities are provided by performance-based awards under a Long Term Incentive Plan approved by shareholders in 1999. The plan permits a wide variety of equity and equity-based incentive awards to allow Sempra Energy to respond to changes in market conditions and compensation practices. During 2002, Sempra Energy granted to executives non-qualified stock options to purchase Sempra Energy Common Stock under the Long Term Incentive Plan. These option grants are described in this Proxy Statement under the caption “Executive Compensation — Stock Options and Stock Appreciation Rights.”

Share Ownership Guidelines

The Compensation Committee believes that a commitment to increased share ownership by executives is an important element in aligning the interests of executives with those of shareholders. This belief has influenced the design of the Company’s compensation plans and, in addition, the Board of Directors has established share ownership guidelines to further strengthen the link between Company performance and compensation. These guidelines are summarized under the caption “Share Ownership.”

COMPENSATION COMMITTEE

Wilford D. Godbold, Jr., Chair

Richard A. Collato

Ralph R. Ocampo

William G. Ouchi

William C. Rusnack

William P. Rutledge

February 18, 2003

EXECUTIVE COMPENSATION

Compensation Summary

The table below summarizes, for the last three years, the compensation paid or accrued by Sempra Energy and its subsidiaries to each of the five named executive officers.

Summary Compensation Table

				Long Term Compensation
				Awards	Payouts
		Annual Compensation		Securities Underlying Options/SARS (#)	LTIP Payouts ($) (A)	All Other Compensation ($) (B)
Name and Principal Position	Year	Salary ($)	Bonus ($)
Stephen L. Baum	2002	$1,017,984	$1,660,000	708,800	$496,550	$430,420
Chairman, President and	2001	$975,000	$1,950,000	663,500	$263,459	$233,781
Chief Executive Officer	2000	$913,231	$1,560,000	982,500	$174,643	$234,177

Donald E. Felsinger	2002	$609,191	$695,600	344,400	$254,370	$184,198
Group President—Sempra	2001	$573,942	$805,000	357,900	$154,959	$108,413
Energy Global Enterprises	2000	$519,135	$728,000	143,700	$118,406	$77,599

Edwin A. Guiles	2002	$514,446	$587,300	290,800	$94,122	$148,957
Group President—Sempra	2001	$490,596	$687,400	271,200	$51,418	$98,212
Energy Utilities	2000	$373,740	$504,700	73,500	$35,685	$39,933

Neal E. Schmale	2002	$474,538	$464,300	205,900	$176,408	$188,843
Executive Vice President	2001	$454,577	$546,000	193,000	$58,492	$89,149
and Chief Financial Officer	2000	$432,912	$519,600	136,800	$-0-	$79,653

John R. Light	2002	$444,723	$435,000	192,900	$176,408	$319,679
Executive Vice President	2001	$432,999	$519,600	183,700	$95,974	$43,804
and General Counsel	2000	$432,672	$519,600	136,800	$32,618	$158,383

(A)	Long term incentive plan payouts represent the fair market value of restricted shares for which forfeiture and transfer restrictions terminated during the year based upon satisfaction of long term performance goals.

(B)	All other compensation includes amounts paid as (i) interest on deferred compensation above 120% of the applicable federal rate, (ii) life insurance premiums, (iii) financial and estate planning services, (iv) contributions to defined benefit plans and related supplemental plans, and (v) car allowances. The respective amounts paid in 2002 were $76,704, $226,810, $15,000, $98,906 and $13,000 for Mr. Baum; $35,806, $77,194, $10,000, $48,198 and $13,000 for Mr. Felsinger; $210, $86,467, $8,296, $40,984 and $13,000 for Mr. Guiles; $49,979, $85,833, $7,000, $33,681 and $12,350 for Mr. Schmale; and $0, $260,053, $14,000, $33,276 and $12,350 for Mr. Light.

Stock Options and Stock Appreciation Rights

The following table shows information as to stock options granted during 2002 to the executive officers named in the Summary Compensation Table. All options were granted at an exercise price of 100% of the fair market value of the option shares on the date of the grant, for a ten-year term subject to earlier expiration following termination of employment, and are exercisable in cumulative installments of one-fourth of the shares initially subject to the option on each of the first four anniversaries of the date of grant.

Option/SAR Grants in 2002

Name	Number of Shares Underlying Options/SARs Granted (#)	% of Total Options/SARs Granted to Employees in 2002	Exercise Price ($/Share)	Expiration Date	Grant Date Present Value(A)
Stephen L. Baum	708,800	20.94%	$24.77	1-2-12	$3,515,648
Donald E. Felsinger	344,400	10.18%	$24.77	1-2-12	$1,708,224
Edwin A. Guiles	290,800	8.59%	$24.77	1-2-12	$1,442,368
Neal E. Schmale	205,900	6.08%	$24.77	1-2-12	$1,021,264
John R. Light	192,900	5.70%	$24.77	1-2-12	$956,784

(A)	The Company used a modified Black–Scholes option pricing model to develop the theoretical values set forth in this column. Grant date present value per option share was $4.96 based on the following assumptions: share volatility - 31.20%; dividend yield - 4.07%; risk-free rate of return - 4.65%; and outstanding term - 10 years.

The following table shows information as to the exercise of stock options and stock appreciation rights during 2002 and unexercised options and stock appreciation rights held on December 31, 2002 by the executive officers named in the Summary Compensation Table.

Option/SAR Exercises and Holdings

	Shares Acquired on Exercise (#)	Value Realized	Number of Securities Underlying Unexercised Options/SARs at Year-End (#)		Value of Unexercised In-the-Money Options/SARs at Year-End ($)(A)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Stephen L. Baum	–0–	–0–	1,148,450	1,672,150	$3,845,192	$2,739,487
Donald E. Felsinger	–0–	–0–	362,760	723,100	$734,987	$731,127
Edwin A. Guiles	–0–	–0–	177,870	544,550	$354,681	$438,541
Neal E. Schmale	–0–	–0–	298,509	443,225	$561,464	$544,311
John R. Light	–0–	–0–	251,070	423,250	$558,790	$536,290

(A)	The exercise price of outstanding options ranges from $18.19 to $26.31.

Pension Plans

The following table shows the estimated single life annual pension annuity benefit to be provided to executive officers under the Sempra Energy Supplemental Executive Retirement Plan (combined with benefits payable under the Company’s other pension plans in which the officers also participate) based on the specified compensation levels and years of credited service and retirement at age 65.

Pension Plan Table

($000’s)

	Years of Service
Pension Plan Compensation	5	10	20	30	40
$1,000	$200	$400	$600	$625	$650
$1,500	$300	$600	$900	$938	$975
$2,000	$400	$800	$1,200	$1,250	$1,300
$2,500	$500	$1,000	$1,500	$1,563	$1,625
$3,000	$600	$1,200	$1,800	$1,875	$1,950

Pension benefits are based on average salary for the highest two years of service and the average of the three highest annual bonuses during the last ten years of service. Years of service for the executive officers named in the Summary Compensation Table are 18 years for Mr. Baum, 30 years for Mr. Felsinger, 30 years for Mr. Guiles, 5 years for Mr. Schmale and 5 years for Mr. Light.

Messrs. Baum, Felsinger, Guiles and Light are each entitled to pension benefits at the greater of that provided by Sempra Energy’s pension plans or that to which they would have been entitled under the Enova Corporation pension plans (including a supplemental pension plan) had those plans remained in effect. Under the Enova Corporation plans and retirement after attaining age 62, Messrs. Baum, Felsinger and Guiles would each be entitled to a monthly pension benefit of 60% of his final pay and Mr. Light to a monthly pension benefit of 50% of his final pay. Final pay is defined as the monthly base pay rate in effect during the month immediately preceding retirement, plus one-twelfth of the average of the highest three years’ gross bonus awards. The plans provide for reduced pension benefits for retirement between the ages of 55 and 61, and surviving spouse and disability benefits equal to 100% of pension benefits.

Employment and Employment-Related Agreements

Employment Agreements

Sempra Energy has an employment agreement with Stephen L. Baum providing that he will serve as the Chairman of the Board, Chief Executive Officer and President of Sempra Energy until January 31, 2006. It also has an employment agreement with Donald E. Felsinger providing that he will serve as Group President of Sempra Energy Global Enterprises for an initial employment period ending on September 18, 2007. The term of Mr. Felsinger’s agreement is subject to automatic one year extensions on September 18, 2006 and on each September 18 thereafter unless Mr. Felsinger or Sempra Energy elects not to extend the term.

The agreements provide for annual base salaries of not less than $1,019,000 for Mr. Baum and $610,000 for Mr. Felsinger. They each provide that during the employment period the executive is entitled to participate in annual and long term incentive compensation plans with awards providing him the opportunity to earn, on a year-by-year basis, annual and long term incentive compensation at least equal (in terms of target, maximum and minimum awards expressed as a percentage of annual base salary) to his opportunities in effect immediately prior to the effective date of the agreement. Target annual and long term incentive award opportunities (as a percentage of annual base salary) in effect prior to the agreements were 100% and 345%, respectively, for Mr. Baum and 70% and 280%, respectively, for Mr. Felsinger. The agreements also provide that the executive will be eligible to participate in all savings, retirement and welfare benefit plans applicable generally to employees or senior executive officers of Sempra Energy, at levels and on terms and conditions no less favorable than those available to the executive prior to the effective date of the agreement.

The employment agreements provide that if Sempra Energy terminates the executive’s employment (other than for cause, death or disability) or the executive terminates his employment for good reason, the executive will be entitled to receive an amount equal to (i) the sum of his annual base salary and annual incentive compensation (equal to the greater of his target bonus for the year of termination or the average of the three years’ highest gross bonus awards in the five years preceding the year of termination) multiplied by the number of years remaining in the term of his agreement minus one in the case of Mr. Baum and minus three in the case of Mr. Felsinger, but in no event may either net multiplier be less than one and in the event of termination within two years following a change in control neither net multiplier may be less than two; (ii) a pro rata portion for the year of termination of the target amount payable under any annual incentive compensation awards for that year or, if greater, the average of the three years’ highest gross bonus awards paid to the executive in the five years preceding the year of termination; and (iii) in the case of Mr. Felsinger additional years of age and service credit for purposes of the calculation of retirement benefits as if he had remained employed for the remainder of the term of his agreement but in no event no less than two years. Each agreement also provides, in these circumstances, for immediate vesting and exercisability of all equity-based incentive compensation awards; pro rata payment of cash-based long term incentive awards at target performance; continued participation in welfare benefit plans for three years; payment of life insurance premiums; and financial planning and outplacement services.

Each employment agreement also provides that in the event the executive’s employment is terminated during the employment period by Sempra Energy (other than for cause, death or disability) or by the executive for good reason and the executive agrees to provide consulting services to Sempra Energy for two years, the executive will receive an additional lump sum payment equal to the sum of (i) his annual base salary and (ii) the greater of his target bonus for the year of termination or the average of the three years’ highest gross annual bonus awards in the five years preceding the year of termination. Mr. Baum’s agreement also provides that if he remains employed until his January 31, 2006 retirement date, he will be entitled to medical benefits for the five years following retirement and all of his outstanding equity-based incentive compensation awards will immediately vest and become exercisable. Both agreements also provide for a gross-up payment to offset the effects of any excise taxes imposed on the executive under Section 4999 of the Internal Revenue Code.

Good reason is defined in the employment agreements to include an adverse change in the executive’s title, authority, duties, responsibilities or reporting lines; a reduction in the executive’s base salary or aggregate annualized compensation and benefit opportunities other than across-the-board reductions similarly affecting all executives whose compensation is directly determined by the Compensation Committee of the Board of Directors; the relocation of the executive’s principal place of employment; and a substantial increase in business travel obligations. A change in control is defined to include the acquisition by one person or group of 20% or more of the voting power of Sempra Energy’s shares; the election of a new majority of the board comprised of individuals who are not recommended for election by two-thirds of the current directors or successors to the current directors who were so recommended for election; certain mergers, consolidations or sales of assets that result in the shareholders of the Company owning less than 60% of the voting power of the Company or of the surviving entity or its parent; and shareholder approval of the liquidation or dissolution of the Company.

Severance Agreements

Sempra Energy has a severance agreement with each of its executive officers, other than Messrs. Baum and Felsinger for whom severance arrangements are contained in their respective employment agreements summarized above. The severance agreements provide for the payment of benefits in the event Sempra Energy terminates the executive’s employment (other than for cause, death or disability) or the executive terminates his or her employment for good reason.

The benefits payable under the severance agreements include (i) a lump sum cash payment equal to the executive’s annual base salary and average annual bonus for the two years prior to termination, which in certain cases, depending upon the officer’s position, is multiplied by as much as two; (ii) continuation of health benefits for a period of two years; and (iii) financial planning and outplacement services. In addition, if the termination occurs within two years after a change in control of Sempra Energy, (i) the lump sum cash payment multiple is increased to as much as three; (ii) all equity-based incentive awards immediately vest and become exercisable or payable and all restrictions on the awards immediately lapse; (iii) all deferred compensation is paid out in a lump sum; (iv) a lump sum cash payment is made equal to the present value of the executive’s benefits under the Supplemental Executive Retirement Plan calculated as if the executive had attained age 62 (or, if the executive is older than 62, based on the executive’s actual age) and applying certain early retirement factors; and (v) continued life, disability, accident and health insurance for three years. The agreements also provide for a gross up payment to offset the effects of any excise tax imposed on the executive under Section 4999 of the Internal Revenue Code.

Good reason is defined in the severance agreements to include the assignment to the executive of duties materially inconsistent with those appropriate for an executive of the Company, a material reduction in the executive’s overall standing and responsibilities within the Company and a material reduction in the executive’s annualized compensation and benefit opportunities other than across-the-board reductions affecting all similarly situated executives of comparable rank. In addition, following a change in control of the Company, good reason also includes an adverse change in the executive’s title, authority, duties, responsibilities or reporting lines, a 10% or greater reduction in the executive’s annualized compensation and benefit opportunities, relocation of the executive’s principal place of employment by more than 30 miles or a substantial increase in business travel obligations. A change in control is defined in the same manner as in the employment agreements summarized above.

COMPARATIVE TOTAL SHAREHOLDER RETURNS

Sempra Energy was formed in connection with a business combination of Pacific Enterprises and Enova Corporation that was completed on June 26, 1998. In the combination, the common shares of the combining companies were converted into shares of Sempra Energy, which began trading on June 29, 1998.

The following graph compares the percentage change in the cumulative total shareholder return on Sempra Energy Common Stock through December 31, 2002 with the performance over the same period of the Standard & Poor’s 500 Index and the Standard & Poor’s 500 Utilities Index.

These returns were calculated assuming an initial investment of $100 in Sempra Energy Common Stock, the S&P 500 Index and the S&P 500 Utilities Index on June 29, 1998 (the date on which Sempra Energy Common Stock became publicly traded) and the reinvestment of all dividends.

GENERAL INFORMATION

Other Matters to Come Before the Annual Meeting

We do not know of any matter that may be voted upon at the Annual Meeting that is not described in this Proxy Statement other than a shareholder proposal that has been omitted from the Proxy Statement in accordance with the rules of the Securities and Exchange Commission. The holders of the proxies are authorized to vote the shares represented by the proxies solicited by this Proxy Statement in accordance with their best judgment on the omitted proposal and any other matter that may be voted upon at the meeting as well as on matters incident to the conduct of the meeting.

Shareholder Proposals for the 2004 Proxy Statement

Any shareholder satisfying Securities and Exchange Commission eligibility requirements who wishes to submit a proposal to be included in the Proxy Statement for the 2004 Annual Meeting of Shareholders should do so in writing to the Corporate Secretary, Sempra Energy, 101 Ash Street, San Diego, California 92101-3017. The Company must receive the proposal by November 29, 2003 to consider it for inclusion in the Proxy Statement for the meeting.

Director Nominees or Other Business for Presentation at Annual Meetings

Shareholders who wish to present director nominations or other business at an annual meeting are required to notify the Corporate Secretary of their intention to do so at least 60 days, but not more than 120 days, before the date corresponding to the date of the last annual meeting and the notice must provide information as required in the Bylaws. A copy of these Bylaw requirements will be provided upon request in writing to the Corporate Secretary, Sempra Energy, 101 Ash Street, San Diego, California 92101-3017.

The deadline for notification of these matters for the 2003 Annual Meeting has passed. The period for notification for the 2004 Annual Meeting will begin on January 14, 2004 and end on March 14, 2004. This requirement does not apply to the deadline for submitting shareholder proposals for inclusion in the Proxy Statement that is described above or to questions a shareholder may wish to ask at the meeting.

Share Ownership Reporting Compliance

Our directors and executive officers are required to file with the Securities and Exchange Commission reports regarding their ownership of Sempra Energy Common Stock. Based solely on a review of copies of the reports that have been furnished to us and written representations from directors and officers that no other reports were required, we believe that all filing requirements were met during 2002.

Other Information

Sempra Energy’s consolidated financial statements are included in our Financial Report that is being mailed to shareholders together with this Proxy Statement and our Annual Report to Shareholders. Other information regarding the Company is included in our Annual Report on Form 10-K which we file with the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Form 10-K, as well as other reports we file with the SEC and other information regarding the Company are available on our website at http://www.sempra.com.

We will furnish a copy of our 2002 Form 10-K (excluding exhibits) without charge to any shareholder who requests the report. Shareholders may also obtain, without charge, a copy of the Company’s Articles of Incorporation, Bylaws and Corporate Governance Guidelines. To request any of these, please write to the Corporate Secretary, Sempra Energy, 101 Ash Street, San Diego, California 92101-3017.

Solicitation of Proxies

We will pay the cost of soliciting proxies. We have retained Morrow & Co., Inc. to assist us in the solicitation. Morrow & Co. may solicit proxies by mail, in person or by telephone at an estimated cost to us of $12,500 plus reimbursement of reasonable out-of-pocket expenses. Our employees may also solicit proxies on behalf of the Company.

This Notice of Annual Meeting and Proxy Statement are sent by order of the Sempra Energy Board of Directors.

Thomas C. Sanger

Corporate Secretary

Dated:	March 18, 2003

DIRECTIONS TO THE SEMPRA ENERGY ANNUAL MEETING OF SHAREHOLDERS

Los Angeles
405
5
The Sutton Place Hotel
San Diego
405
55
John Wayne Orange County Airport
MacArthur Blvd.
Von Karman Avenue
Jamboree Road
Birch Street
73
The Sutton Place Hotel
N

From San Diego
Take the I-5 North to the 405 North (San Diego Freeway)
Exit the 405 Freeway at Jamboree Road
Turn left onto Jamboree Road going south
Turn right onto MacArthur Blvd. going north
Pass Von Karman Ave. and turn right at The Sutton Place Hotel

From Los Angeles
Take the 405 South (San Diego Freeway)
Exit at MacArthur Blvd.
Turn left onto MacArthur Blvd. going south
Pass Birch Street and turn left at The Sutton Place Hotel

Appendix to 2003

Proxy Statement

(Not Provided to

Security Holders)

SEMPRA ENERGY.

2003 EXECUTIVE INCENTIVE PLAN

I.    PURPOSE

The purpose of the 2003 Sempra Energy Executive Incentive Plan (the “Plan”) is to attract and retain highly qualified individuals; to obtain from each the best possible performance; to establish a performance goal based on objective criteria; and to include in such individual’s compensation package an incentive component that is tied directly to the achievement of those objectives. Such component is intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), so as to be fully deductible by Sempra Energy and its subsidiary companies (collectively, the “Company”).

II.    EFFECTIVE DATE; TERM

The Plan is effective as of January 1, 2003, subject to approval by the affirmative vote of a majority of shares of Sempra Energy common stock voting at Sempra Energy’s 2003 annual meeting of stockholders, and shall remain in effect until such time as it shall be terminated by the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board of Directors”) of Sempra Energy or any successor thereto.

III.    ELIGIBILITY AND PARTICIPATION

Eligibility to participate in the Plan is limited to officers or employees of the Company who are or may be “covered employees” within the meaning of Section 162(m) of the Code. Participants in the Plan (“Participants”) shall be selected from time to time with respect to each performance period by the Compensation Committee from those eligible to participate in the Plan, which Participants shall be designated in writing.

IV.    BUSINESS CRITERIA

The Plan’s performance goal shall be based upon the Company’s Operating Income for any performance period as shown on the Company’s audited statement of consolidated income (“Operating Income”). No award shall be paid with respect to any performance period unless there is positive Operating Income for such period.

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V.    PERFORMANCE GOAL

The Plan’s performance goal shall be based on the Company’s Operating Income. For any performance period, the incentive compensation pool (the “Incentive Pool”) which shall be subject to be awarded to Participants under the Plan shall be 1.5% of the Company’s Operating Income for the performance period, or such lesser percentage of the Company’s Operating Income that shall be determined by the Compensation Committee.

Subject to the foregoing and to the limitations set forth in Section VI, no awards shall be paid to Participants unless and until the Compensation Committee makes a certification in writing with respect to the attainment of the performance goal and the determination of the Incentive Pool as required by Section 162(m) of the Code.

VI.    DETERMINATION OF INCENTIVE POOL AND AWARDS

The Compensation Committee may grant an award to a Participant which shall be payable if there is positive Operating Income. The maximum award payable to the Company’s Chief Executive Officer for a performance period, shall be 30% of the Incentive Pool for such period and the maximum award payable to any other individual Participants shall be 17.5% of the Incentive Pool for such period. The maximum total awards payable to all Participants for any performance period shall be 1.5% of the Company’s Operating Income for such period.

The Compensation Committee shall have authority to exercise discretion in determining the amount of the Incentive Pool and the amount of the targeted award granted to each Participant at the beginning of a performance period, provided that the Incentive Pool and each targeted award shall not exceed the foregoing maximum limits. The Compensation Committee shall determine the amount of the Incentive Pool and the targeted awards for any performance period no later than the latest time permitted by Section 162(m) of the Code (generally, for performance periods of one year or more, no later than 90 days after the commencement of the performance period) and while the performance relating to the performance goal remains substantially uncertain within the meaning of Section 162(m) of the Code.

The Compensation Committee shall have authority to exercise discretion to reduce the amount of the Incentive Pool and of any targeted award which shall be payable to any Participant at the end of each performance period, subject to the terms, conditions and limits of the Plan and of any other written commitment authorized by the Compensation Committee. The Compensation Committee may at any time establish (and once established, rescind, waive or amend) additional conditions and terms of payment of awards (including but not limited to the achievement of other financial, strategic or individual goals, which may be objective or subjective) as it deems desirable in carrying out the purposes of the Plan and may take into account such other factors as it deems appropriate in administering any aspect of the Plan. In determining the amount of any award to be granted or to be paid to any Participant, the Compensation Committee shall give consideration to the contribution which may be or has been made by the Participant to achievement of the Company’s established objectives and such other matters as it shall deem relevant. However, the Compensation Committee shall have no

2

authority to increase the amount of the Incentive Pool or the targeted award granted to any Participant after the latest date permitted by Section 162(m) of the Code or to pay an award under the Plan if the performance goal has not been satisfied.

The payment of an award to a Participant with respect to a performance period shall be conditioned upon the Participant’s employment by the Company on the last day of the performance period; provided, however, that in the discretion of the Compensation Committee, awards may be paid to Participants who have died or have become disabled or whose employment with the Company has been terminated without cause prior to the last day of the performance period, subject to all other terms and conditions of the Plan.

VII.    FORM OF AWARDS

All awards shall be determined by the Compensation Committee and shall be paid in cash or in Common Stock of the Company or in a combination of cash and Common Stock, as determined by the Committee in its discretion. Before the beginning of each performance period, each Participant may elect that all or part of the Participant’s award for that period will be deferred and distributed at a later date under The Sempra Energy Deferred Compensation and Excess Savings Plan subject to the terms of the such plan or under any other plan designated by the Committee that provides for the deferral of compensation by Participants. Any shares of Common Stock paid to Participants under the Plan shall be paid pursuant to the Company’s 1998 Long Term Incentive Plan or any other plan designated by the Compensation Committee that provides for the award of Common Stock to Participants.

VIII.    PAYMENT OF AWARDS

Awards may be paid at any time following the end of the performance period; provided, however, that no awards shall be paid unless and until the Compensation Committee certifies, in writing, that the amounts payable with respect to each award, and all awards in the aggregate, does not exceed the amount of the Incentive Pool and that the amount payable to each Participant does not exceed the amount of the maximum targeted award permitted by the Plan or the amount of targeted award granted to the Participant at the beginning of the performance period.

IX.    SPECIAL AWARDS AND OTHER PLANS

Nothing contained in the Plan shall prohibit the Company from granting awards or authorizing other compensation to any person under any other plan or authority or limit the authority of the Company to establish other special awards or incentive compensation plans providing for the payment of incentive compensation to employees (including those employees who are eligible to participate in the Plan).

X.    STOCKHOLDER APPROVAL

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No awards shall be paid under the Plan unless and until Sempra Energy’s stockholders shall have approved the Plan and the performance goal as required by Section 162(m) of the Code.

XI.    ADMINISTRATION, AMENDMENT AND INTERPRETATION OF THE PLAN

The Compensation Committee shall administer the Plan. The Compensation Committee shall consist solely of two or more members of the board of directors who shall qualify as “outside directors” under Section 162(m) of the Code. The Compensation Committee shall have full power to construe and interpret the Plan, establish and amend rules and regulations for its administration, and perform all other acts relating to the Plan, including the delegation of administrative responsibilities, that it believes reasonable and proper and in conformity with the purposes of the Plan.

The Board of Directors shall have the right to amend the Plan from time to time or to repeal it entirely or to direct the discontinuance of awards either temporarily or permanently; provided, however, that no amendment of the Plan that changes the maximum amount of the Incentive Pool or the maximum percentage of the Incentive Pool that may be payable to any Participant, as set forth in Section VI, or materially amends the definition of Operating Income as used in Section VI, shall be effective before approval by the affirmative vote of a majority of shares voting at a meeting of the Company’s stockholders.

Any decision made, or action taken, by the Compensation Committee arising out of or in connection with the interpretation and/or administration of the Plan shall be final, conclusive and binding on all persons affected thereby.

XII.    RIGHTS OF PLAN PARTICIPANTS

Neither the Plan, nor the adoption or operation of the Plan, nor any documents describing or referring to the Plan (or any part hereof) shall confer upon any Participant any right to continue in the employ of the Company or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to discharge any Participant at any time for any reason whatsoever, with or without cause.

No individual to whom an award has been made or any other party shall have any interest in the cash or any other asset of the Company prior to such amount being paid.

No right or interest of any Participant shall be assignable or transferable, or subject to any claims of any creditor or subject to any lien.

XIII.    MISCELLANEOUS

The Company shall deduct all federal, state and local taxes required by law or Company policy from any award paid hereunder.

4

In no event shall the Company be obligated to pay to any Participant an award for any period by reason of the Company’s payment of an award to such Participant in any other period, or by reason of the Company’s payment of an award to any other Participant or Participants in such period or in any other period. Nothing contained in this Plan shall confer upon any person any claim or right to any payments hereunder. Such payments shall be made at the sole discretion of the Compensation Committee.

The Plan shall be unfunded. Amounts payable under the Plan are not and will not be transferred into a trust or otherwise set aside. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award under the Plan. Any accounts under the Plan are for bookkeeping purposes only and do not represent a claim against the specific assets of the Company.

It is the intent of the Company that the Plan and awards made hereunder shall satisfy and shall be interpreted in a manner that satisfies any applicable requirements as performance-based compensation within the meaning of Section 162(m) of the Code. Any provision, application or interpretation of the Plan that is inconsistent with this intent to satisfy the standards in Section 162(m) of the Code shall be disregarded.

Any provision of the Plan that is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of the Plan.

The Plan and the rights and obligations of the parties to the Plan shall be governed by, and construed and interpreted in accordance with, the law of the State of California (without regard to principles of conflicts of law).

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P
R
O
X
Y

PROXY

Solicited on Behalf of the Board of Directors of

SEMPRA ENERGY

Annual Meeting of Shareholders — May 13, 2003

STEPHEN L. BAUM, JOHN R. LIGHT and THOMAS C. SANGER, jointly or individually and with full power of substitution, are authorized to represent and vote the shares of the undersigned at the 2003 Annual Meeting of Shareholders of Sempra Energy, and at any adjournment or postponement thereof, in the manner directed on the reverse side of this card and in their discretion on all other matters that may properly come before the meeting.

This card also provides voting instructions for shares held in the Sempra Energy Direct Stock Purchase Plan and Employee Savings Plans of Sempra Energy and its subsidiaries, as described under "Voting Information" in the accompanying Proxy Statement.

(Continued and to be signed on other side)

SEE REVERSE SIDE

▲ FOLD AND DETACH HERE ▲

Sempra Energy

2003 ANNUAL MEETING OF SHAREHOLDERS

ADMISSION TICKET

Tuesday, May 13, 2003 • 10:00 A.M.
The Sutton Place Hotel, Newport Beach, California
(See map in proxy statement for directions)

ADMIT ONE SHAREHOLDER AND GUEST

YOUR VOTE IS IMPORTANT:

Doors will open at 9:00 A.M.
Cameras, tape recorders and similar devices will not be allowed in the meeting rooms.

X Please mark your votes as in this example.

3278

This Proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this Proxy will be voted FOR Items 1 and 2 and AGAINST Items 3, 4 and 5.

The Board of Directors recommends a vote "FOR" the Nominees and Proposal 2.

	FOR	WITHHELD
1. ELECTION OF DIRECTORS	☐	☐

NOMINEES:
01. JAMES G. BROCKSMITH, JR.
02. HERBERT L. CARTER
03. WILLIAM D. JONES
04. WILLIAM G. OUCHI

For, except vote withheld from the following nominee(s):

____

	FOR	AGAINST	ABSTAIN
2. APPROVAL OF THE 2003 EXECUTIVE INCENTIVE PLAN	☐	☐	☐

The Board of Directors recommends a vote "AGAINST" Proposals 3, 4 and 5:

	FOR	AGAINST	ABSTAIN
3. PROPOSAL RE VOTING APPROVAL REQUIREMENTS	☐	☐	☐
4. PROPOSAL RE ANNUAL ELECTION OF DIRECTORS	☐	☐	☐
5. PROPOSAL RE INDEPENDENT CHAIRMAN OF THE BOARD	☐	☐	☐

Please check here if you plan to attend the Annual Meeting in person. ☐

Please check here if you want confidential voting. ☐

SIGNATURE(S) ____________________________________ DATE __________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

▲ FOLD AND DETACH HERE ▲

Sempra Energy®

PROXY VOTING INSTRUCTION CARD

Your vote is important. You may vote the shares held in this account in any one of the following three ways.

- **Vote by Internet.** Access the Web site at **http://www.eproxyvote.com/sre** 24 hours a day, 7 days a week.
- **Vote by phone.** Call **toll-free, 1-877-PRX-VOTE** (1-877-779-8683) 24 hours a day, 7 days a week from the U.S. and Canada to vote your proxy.
- **Vote by mail.** Complete, date, sign and mail your proxy card (above) in the enclosed postage-paid envelope or, otherwise, return it to Sempra Energy c/o EquiServe Trust Company, N.A., P.O. Box 8543, Edison, New Jersey 08818-9410.

If you vote by telephone or via the Internet, please have your social security number and this proxy card readily available. Your social security number and the control number printed above (below the perforation) will be necessary to verify your vote. A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned this proxy card.

If you vote by phone or vote using the Internet, there is no need for you to mail back your proxy card.